EXHIBIT 5

                            Dykema Gossett Letterhead

                                 March 2, 2001


Champion Enterprises, Inc.
2701 Cambridge Ct., Suite 300
Auburn Hills, Michigan  48326


Ladies and Gentlemen:

         We have served as counsel to Champion Enterprises, Inc. (the "Company") in connection with the preparation of Amendment No. 2 to the Registration Statement (Form S-3) to be filed by the Company on March 2,2001, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the issuance in the manner described in the Registration Statement of 1,000,000 options to purchase shares of the Company's Common Stock and 1,000,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), pursuant to the Salesperson Retention Plan.

         We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of Michigan and (2) the Common Stock, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                Very truly yours,

                                DYKEMA GOSSETT PLLC

                                /s/ D. RICHARD MCDONALD

                                D. Richard McDonald